Exhibit 99(E)

EXECUTION COPY

$250,000,000

CREDIT AGREEMENT

among

MAGELLAN MIDSTREAM HOLDINGS, L.P.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of December 10, 2004

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3.19	Collateral Agreement	37
3.20	Solvency	37
3.21	Existing Indebtedness	37

SECTION 4.	CONDITIONS PRECEDENT	38
4.1	Conditions to Loans	38

SECTION 5.	AFFIRMATIVE COVENANTS	39
5.1	Financial Statements	39
5.2	Certificates; Other Information	41
5.3	Payment of Obligations	42
5.4	Conduct of Business and Maintenance of Existence, etc	42
5.5	Maintenance of Property; Insurance	42
5.6	Inspection of Property; Books and Records; Discussions	43
5.7	Notices	43
5.8	Environmental Laws	43
5.9	Further Assurances	44
5.10	Cash Distributions	44

SECTION 6.	NEGATIVE COVENANTS	44
6.1	Financial Condition Covenants.	44
6.2	Limitation on Indebtedness	45
6.3	Limitation on Liens	45
6.4	Limitation on Fundamental Changes	46
6.5	Limitation on Disposition of Property	46
6.6	Limitation on Restricted Payments	46
6.7	Limitation on Capital Expenditures	47
6.8	Limitation on Investments	47
6.9	Change in Equity Structure	48
6.10	Limitation on Transactions with Affiliates	48
6.11	Limitation on Sales and Leasebacks	48
6.12	Limitation on Changes in Fiscal Periods	48
6.13	Limitation on Negative Pledge Clauses	48
6.14	Limitation on Restrictions on General Partner Distributions	49
6.15	Limitation on Lines of Business	49
6.16	Limitation on Amendments to Purchase Agreement	49
6.17	Limitation on Amendments to Certain Documents	49
6.18	Limitation on Activities of the General Partner	49
6.19	Limitation on Activities of the Borrower	50
6.20	Limitation on Hedge Agreements	50

SECTION 7.	EVENTS OF DEFAULT	50

SECTION 8.	THE AGENTS	53
8.1	Appointment	53
8.2	Delegation of Duties	54
8.3	Exculpatory Provisions	54

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8.4	Reliance by Agents	54
8.5	Notice of Default	55
8.6	Non-Reliance on Agents and Other Lenders	55
8.7	Indemnification	55
8.8	Agent in Its Individual Capacity	56
8.9	Successor Administrative Agent	56
8.10	Authorization to Release Liens	56
8.11	The Arrangers and the Syndication Agent	57

SECTION 9.	MISCELLANEOUS	57
9.1	Amendments and Waivers	57
9.2	Notices	58
9.3	No Waiver; Cumulative Remedies	59
9.4	Survival of Representations and Warranties	59
9.5	Payment of Expenses	59
9.6	Successors and Assigns; Participations and Assignments	60
9.7	Adjustments; Set-off	64
9.8	Counterparts	64
9.9	Severability	64
9.10	Integration	64
9.11	GOVERNING LAW	65
9.12	Submission To Jurisdiction; Waivers	65
9.13	Acknowledgments	65
9.14	Confidentiality	66
9.15	Release of Collateral.	66
9.16	Accounting Changes	66
9.17	Delivery of Lender Addenda	67
9.18	Limitation of Recourse	67
9.19	WAIVERS OF JURY TRIAL	67
9.20	Separateness	67
9.21	USA Patriot Act	68

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SCHEDULES:

1.1	List of Approved Funds
1.1A	Adjustments to Consolidated EBITDA
1.1B	Shell Giveback Schedule
1.1C	Maximum Excess G&A Schedule
3.1(b)	Disclosed Matters
3.15	Subsidiaries
3.21	Existing Indebtedness

EXHIBITS:

A	Form of Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Vinson & Elkins L.L.P.
E-2	Form of Legal Opinion of Lonny Townsend
F	Form of Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
I	Form of Borrowing Notice
J	Form of Capital Contribution Agreement

CREDIT AGREEMENT, dated as of December 10, 2004, among MAGELLAN MIDSTREAM HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as sole bookrunner and joint lead arranger, and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arranger (in such capacities, collectively, the “Arrangers”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Lehman Commercial Paper Inc., as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto, and certain other parties, are parties to a Credit Agreement, dated as of June 17, 2003 (as amended by the First Amendment to the Credit Agreement, dated as of December 22, 2003, and the Second Amendment to the Credit Agreement, dated as of May 19, 2004, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders provide it credit facilities in order to (a) repay all amounts outstanding under the Existing Credit Agreement in connection with the termination thereof, (b) pay a special dividend to holders of its Capital Stock (the “Special Dividend”) and (c) pay the related fees and expenses incurred in connection therewith; and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: this Credit Agreement, as amended, modified or otherwise supplemented from time to time.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Loans
1.25%	2.25%

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or an Agent, (c) an entity or an Affiliate of an entity that administers or manages a Lender or an Agent or (d) any entity listed on Schedule 1.1 hereto.

“Arrangers”: as defined in the preamble hereto.

“Assignee”: as defined in Section 9.6(c).

“Assignor”: as defined in Section 9.6(c).

“ATLAS Software License Agreement”: the ATLAS 2000 System Assignment, Contribution and License Agreement, dated as of June 17, 2003, by and between WES and MMP.

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 9.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Free Cash Flow”: for any period, the difference, if any, of (a)(i) the aggregate amount of all cash distributions received by the Borrower from the General Partner and MMP during such period plus (ii) the difference, if positive, of (x) the amount of incentive distributions of the Borrower reduced during the preceding twelve-month period in respect of the Shell Giveback Schedule minus (y) the amount of incentive distributions of the Borrower expected to be reduced during the next proceeding twelve-month period in respect of the Shell Giveback Schedule and (iii) the difference, if positive, of (x) the amount of Excess G&A Obligations incurred during the preceding twelve-month period in respect of the Maximum Excess G&A Schedule minus (y) the maximum amount of Excess G&A Obligations that can be incurred during the next proceeding twelve-month period in respect of the Maximum Excess G&A Schedule, minus (b) the sum, without duplication, of (i) any amounts paid in cash by the Borrower (including any amounts reimbursed by the Borrower to the Borrower GP in respect of operating expenses of the Borrower GP) during such period in respect of operating expenses (other than any amounts paid by the Borrower during such period in respect of general and administrative expenses or operating expenses of the General Partner, MMP or any of its Subsidiaries) and (ii) any amounts paid by the Borrower during such period in respect of Excess G&A Obligations.

“Borrower GP”: Magellan Midstream Management, LLC, a Delaware limited liability company and the sole general partner of the Borrower.

“Borrower Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Borrower Total Debt on such day to (b) Borrower Free Cash Flow for such period.

“Borrower Partnership Agreement”: the Second Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of September 1, 2003, as amended by the First Amendment, dated as of May 19, 2004, by and among the Borrower GP, the Sponsors, Randolph Street Partners and Schwerin Company.

“Borrower Projections”: as defined in Section 5.2(c).

“Borrower Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower (on a “stand-alone”, rather than consolidated, basis) at such date, determined in accordance with GAAP.

“Borrowing Notice”: with respect to the request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent.

“Building Lease”: the Sublease Agreement entered into on June 17, 2003, between the Borrower and Williams Parent (or an Affiliate thereof) with respect to office space at One Williams Center in Tulsa, Oklahoma.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Contribution Agreement”: the Amended and Restated Capital Contribution Agreement, dated as of the date hereof, by and among the Sponsors, Randolph Street Partners, Schwerin Company and the Administrative Agent, substantially in the form of Exhibit J.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person and its Subsidiaries, provided that the term “Capital Expenditures” shall not include any amounts contributed by the Borrower to the General Partner to fulfill its obligations under Section 5.2 of the MMP Partnership Agreement to maintain a capital account equal to at least 2% of the total of all capital accounts of MMP.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender, any Purchaser (as defined in the MPL Note Purchase Agreement) or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender, any Purchaser (as defined in the MPL Note Purchase Agreement) or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender, any Purchaser (as defined in the MPL Note Purchase Agreement) or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to own, directly, 51% of each class of outstanding Capital Stock (including, in any event, Capital Stock representing at least 51% of both the voting and the economic interest) of the Borrower GP free and clear of all Liens (other than Permitted Liens); (b) the Borrower GP shall cease to be the sole general partner of the Borrower; (c) the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, 51% of each class of outstanding Capital Stock (including, in any event, Capital Stock representing at least 51% of both the voting and the economic interest) of the Borrower free and clear of all Liens (other than Permitted Liens); (d) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the General Partner free and clear of all Liens (except Liens created by the Collateral Agreement); (e) the board of directors of the General Partner shall cease to consist of a majority of Continuing Directors; (f) the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the general partner interests in MMP or to be the sole general partner of MMP; or (g) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Borrower and its Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Common Units of MMP.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than December 23, 2004.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Collateral Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit A.

“Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower hereunder on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $250,000,000.

“Common Units”: the common units representing limited partner interests in MMP.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated November 2004 and furnished to the initial Lenders in connection with the syndication of the Facility.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income for such period and (g) any expenses in respect of long term employee incentive compensation and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the Statement of Consolidated Net Income, all as determined on a consolidated basis and (c) any amount paid by MMP in cash during the first fiscal quarter of the Reference Period ending prior to such period in respect of long term employee incentive compensation, to the extent that the amount of such cash has not been replaced as of the last day of such period through the sale or issuance by MMP of additional equity. For the purposes of calculating Consolidated EBITDA for each fiscal quarter, adjustments shall be made to income and expenses as set forth on Schedule 1.1A. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination required by Section 7(l), (i) if at any time during such Reference Period, MMP or any of its Subsidiaries shall have made any Disposition other than in the ordinary course, the Consolidated EBITDA of MMP for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period, MMP or any of its Subsidiaries shall have made an asset acquisition other than in the ordinary course, Consolidated EBITDA of MMP and its Subsidiaries for such Reference Period shall be calculated after giving pro forma effect thereto as if such asset acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period, any Unrestricted Subsidiary other than MPL shall consummate a Permitted Acquisition with the proceeds of Specified Acquisition Indebtedness, Consolidated EBITDA of MMP and its Subsidiaries for such period shall be calculated without giving effect (on a pro forma basis or otherwise) to such Permitted Acquisition until the earlier of the maturity of such Specified Acquisition Indebtedness or the refinancing or termination thereof.

“Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period, there shall be excluded (a) the income (or deficit) of any entity accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person, (b) the income (or deficit) for such period of any entity (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, provided that regardless of the foregoing, any income, regardless of the period in which such income is earned, that is actually received by such Person or such Subsidiary during such period in the form of dividends or similar distributions shall be included in Consolidated Net Income to the extent the aggregate amount of such dividends or distributions does not exceed the income of such entity since the last date on which such entity paid dividends or distributions and (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, Requirement of Law, Material Agreement or organizational or governing document applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of any Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (not taking into consideration any mark-to-market valuations related to fair value hedges). For the purposes of calculating Consolidated Total Debt for any Reference Period pursuant to any determination required by Section 2.7 or Section 7(l), if during such Reference Period, any Unrestricted Subsidiary other than MPL shall consummate a Permitted Acquisition with the proceeds of Specified Acquisition Indebtedness, Consolidated Total Debt of MMP and its Subsidiaries for such period shall be calculated without giving effect (on a pro forma basis or otherwise) to such Specified Acquisition Indebtedness until the earlier of the maturity of such Specified Acquisition Indebtedness or the refinancing or termination thereof.

“Continuing Directors”: (a) the directors of the General Partner on the date hereof and (b) each other director of the General Partner, if (i) such other director is an officer or director of a Sponsor, (ii) such other director’s nomination for election to the board of directors of the General Partner is recommended by at least a majority of the then Continuing Directors or

(iii) such other director receives the vote of the Borrower in his or her election by the holders of the Common Units and Subordinated Units of MMP or by the members of the General Partner, as the case may be.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: lawful currency of the United States of America.

“EDGAR”: the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, (including common law) of the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal quarter of the Borrower, the difference, if any, of (a) Borrower Free Cash Flow (excluding the amounts referred to in clauses (a)(ii) and (a)(iii) of the definition of “Borrower Free Cash Flow”) for such fiscal quarter minus (b) the sum, without duplication, of (i) the aggregate amount of all regularly scheduled principal payments and any optional prepayments, in either case, made in respect of the Loans and loans under the Existing Credit Agreement during such fiscal quarter, (ii) Interest Expense of the Borrower accrued during such fiscal quarter, (iii) any amounts paid in cash by the Borrower during such fiscal quarter in respect of Tax Distributions and (iv) the aggregate amount of any Capital Expenditures made by the Borrower during such fiscal quarter.

“Excess Cash Flow Application Date”: as defined in Section 2.7(b).

“Excess Cash Flow Percentage”: with respect to any fiscal quarter of the Borrower, (a) 75%, if the Borrower Leverage Ratio as of the last day of such fiscal quarter is greater than 5.25 to 1.0, (b) 50%, if the Borrower Leverage Ratio as of the last day of such fiscal quarter is greater than or equal to 4.50 to 1.0 and less than or equal to 5.25 to 1.0; and (c) 0%, if the Borrower Leverage Ratio as of the last day of such fiscal quarter is less than 4.50 to 1.0; provided, however, that if at the end of any fiscal quarter, the Borrower Leverage Ratio, calculated on a pro forma basis after giving effect to the prepayment of Loans with the percentage of Excess Cash Flow applicable on such date (it being understood and agreed that the Borrower Leverage Ratio shall be subsequently recalculated after the end of such fiscal quarter to give effect to mandatory prepayments, if any, made after the end of such fiscal quarter pursuant to Section 2.7(a)), would be less than 4.50 to 1.0, then the Excess Cash Flow Percentage for such fiscal quarter shall mean such lesser percentage of Excess Cash Flow as shall be necessary to reduce the Borrower Leverage Ratio (on a pro forma basis) to below 4.50 to 1.0.

“Excess G&A Obligations”: any general and administrative expenses incurred by the Borrower on behalf of the General Partner, MMP or any of its Subsidiaries in excess of any amounts reimbursed to the Borrower or the General Partner pursuant to Article VII of the New Omnibus Agreement or Section 7.4 of the MMP Partnership Agreement.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Facility”: the Commitments and the Loans made hereunder.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“General Partner”: Magellan GP, LLC, a Delaware limited liability company and the sole general partner of MMP.

“General Partner LLC Agreement”: the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 1, 2003, as amended by the First Amendment, dated as of February 3, 2004, and the Second Amendment, dated as of May 21, 2004.

“General Partner Membership Interest”: 100% of the membership interests in the General Partner.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation,

any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranty and Covenant Agreement”: the Guaranty and Covenant Agreement, dated as of April 18, 2003, made by Williams Parent in favor of the Borrower.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by any Person or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business and, with respect to the Borrower, the obligations set forth in Section 1.3(e) of the Purchase Agreement), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Environmental Expenses”: expenses subject to the Agreement for the Release of Certain Indemnification Obligations, dated as of May 26, 2004, by and among the Borrower, the General Partner and MMP and Williams Parent, WES, WNGL and Williams GP.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interests”: the Common Units, the Subordinated Units and the General Partner Membership Interest now owned or hereafter acquired by the Borrower.

“Interest Coverage Ratio”: for any period, the ratio of (a) Borrower Free Cash Flow for such period to (b) Interest Expense (net of interest income) of the Borrower for such period.

“Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person for such period with respect to all Indebtedness of such Person outstanding during such period (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and any interest expenses incurred in respect of the financing of insurance premiums).

“Interest Payment Date”: (a) as to any Base Rate Loan, each August 20, November 20, February 20 and May 20 to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date;

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and.

(4) any Interest Period that begins prior to the first Interest Payment Date for the Base Rate Loans shall end on such first Interest Payment Date.

“Investments”: as defined in Section 6.8.

“Legal Proceedings”: as defined in Section 3.6.

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.17.

“Lenders”: as defined in the preamble hereto.

“License”: as defined in the Purchase Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference,

priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Material Adverse Effect”: a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or management of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Agreements”: collectively, (i) the Purchase Agreement, (ii) the New Omnibus Agreement, (iii) the Guaranty and Covenant Agreement, (iv) the ATLAS Software License Agreement, (v) the Borrower Partnership Agreement, (vi) the Capital Contribution Agreement, (vii) the General Partner LLC Agreement and (viii) the MMP Partnership Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, natural gas, natural gas liquids, liquefied petroleum gas, ammonia, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maximum Excess G&A Schedule”: a summary of the schedule of payments described in Article VII of the New Omnibus Agreement attached hereto as Schedule 1.1C.

“MMP”: Magellan Midstream Partners, L.P., a Delaware limited partnership.

“MMP Consolidated Net Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) MMP Net Adjusted Total Debt on such day to (b) Consolidated EBITDA of MMP and its Subsidiaries for such period.

“MMP Credit Agreement”: the Credit Agreement, dated as of May 25, 2004, among MMP, the lenders party thereto, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint bookrunners and lead arrangers, and JPMorgan Chase Bank, as administrative agent, as amended by the First Amendment, dated as of September 9, 2004 (but effective as of May 25, 2004), together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect, as of the date hereof, without giving effect to any subsequent amendment, supplement, or other modification thereto or termination thereof not approved by the Required Lenders.

“MMP Indenture”: Indenture, dated as of May 25, 2004, between MMP and SunTrust Bank, as trustee, and the supplement thereto entered into in connection with the issuance of up to $250,000,000 of senior notes due June 1, 2014, and the supplement thereto entered into in connection with the issuance of up to $250,000,000 of senior notes due October 15, 2016, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect, as of the date hereof, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved of by the Required Lenders.

“MMP Net Adjusted Total Debt”: at any date, the sum of the Consolidated Total Debt of MMP and its Subsidiaries (minus the aggregate amount of cash and Cash Equivalents held by MMP and its Subsidiaries on such date).

“MMP Partnership Agreement”: the Third Amended and Restated Agreement of Limited Partnership of MMP, dated as of September 30, 2002, as amended by Amendment Number One, dated as of July 22, 2004, and Amendment Number Two, dated as of July 22, 2004.

“MMP Projections”: as defined in Section 5.2(d).

“MPL”: Magellan Pipeline Company, LLC, a Delaware limited liability company.

“MPL Note Purchase Agreement”: the Amended and Restated Note Purchase Agreement, dated as of May 25, 2004, entered into by MPL, MMP, the General Partner and the purchasers listed therein, as amended by the Amendment and Consent dated as of August 30, 2004, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect, as of the date hereof, without giving any effect to any subsequent amendment, supplement or other modification thereto not approved to by the Required Lenders but giving effect to the termination thereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with the sale or redemption of any Interests, the cash proceeds received from such sale or redemption, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, taxes and other customary fees and expenses actually incurred in connection therewith.

“New Omnibus Agreement”: the New Omnibus Agreement, dated as of June 17, 2003, by and among the Borrower, WES, WNGL and Williams Parent.

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-U.S. Lender”: as defined in Section 2.15(e).

“Note”: as defined in Section 2.4(e).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investors”: the collective reference to the Sponsors and their Control Investment Affiliates.

“Permitted Liens”: the Liens referred to in clauses (a) through (e) of Section 6.3, provided that any reference to the Borrower therein shall be deemed to be a reference to any Person.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Purchase Agreement”: the Purchase Agreement, dated as of April 18, 2003 (as amended by Amendment No. 1 to the Purchase Agreement, dated as of May 5, 2003), by and among WES, WNGL, Williams GP and the Borrower, together with all schedules thereto.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Randolph Street Partners”: Randolph Street Partners V, an Illinois limited liability partnership.

“Register”: as defined in Section 9.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower GP, but in any event, with respect to financial matters, the chief financial officer of the Borrower GP.

“Restricted Payments”: as defined in Section 6.6.

“Schwerin Company”: Schwerin Company, L.L.C., a Delaware limited liability company.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents”: the collective reference to the Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent by the Borrower granting a Lien on any Property of the Borrower to secure the obligations and liabilities of the Borrower under any Loan Document.

“Services Agreement”: the Services Agreement, dated as of June 17, 2003, by and between the Borrower and MMP.

“Shell Giveback Schedule”: the schedule of payments described in Amendment No. 2, dated as of July 22, 2004, to the MMP Partnership Agreement, attached hereto as Schedule 1.1B.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Dividend”: as defined in the recitals hereto.

“Specified Acquisition Indebtedness”: any Indebtedness incurred by any Unrestricted Subsidiary other than MPL in order to finance acquisitions, which Indebtedness has a maturity date equal to or less than 365 days from the date of incurrence thereof (but not any refinancing thereof).

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower and any Qualified Counterparty.

“Sponsors”: collectively, Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, and Carlyle/Riverstone MLP Holdings, L.P., a Delaware limited partnership.

“Subordinated Units”: the subordinated units representing limited partner interests in MMP.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Notwithstanding the foregoing, for the purposes of the Loan Documents, each of the General Partner, MMP and each of MMP’s Subsidiaries shall be deemed to be Subsidiaries of the Borrower. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”: as defined in the preamble hereto.

“Tax Distributions”: distributions made by the Borrower with respect to the tax liability of the holders of the Capital Stock of the Borrower pursuant to Section 6.6(b).

“Transferee”: as defined in Section 9.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unrestricted Subsidiary”: as defined in Section 1.01 of the MMP Credit Agreement.

“WES”: Williams Energy Services, LLC, a Delaware limited liability company.

“Williams GP”: Williams GP LLC, a Delaware limited liability company.

“Williams Parent”: The Williams Companies, Inc., a Delaware corporation.

“WNGL”: Williams Natural Gas Liquids, Inc., a Delaware corporation.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, the Lenders severally agree to make loans (each, a “Loan”) to the Borrower on the Closing Date in a principal amount for each Lender not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

2.2 Procedure for Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date. The Loans made on the Closing Date may at the option of the Borrower be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all such Loans made by each of the Lenders on the Closing Date shall consist entirely of Loans of the same Type. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Loans. The Loan of each Lender shall mature in 14 consecutive installments, commencing on June 10, 2005, each of which shall be in an amount equal to such Lender’s Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Loans made on the Closing Date:

Installment	Percentage
June 10, 2005	0.50
December 10, 2005	0.50
June 10, 2006	0.50
December 10, 2006	0.50
June 10, 2007	0.50
December 10, 2007	0.50
June 10, 2008	0.50
December 10, 2008	0.50
June 10, 2009	0.50
December 10, 2009	0.50
June 10, 2010	0.50
December 10, 2010	0.50
June 10, 2011	0.50
December 10, 2011	93.50

2.4 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each Loan of such Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, referred to in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5 Fees, etc. (a) The Borrower agrees to pay to the Arrangers the fees of the Arrangers in the amounts and on the dates as set forth in any fee agreements between the Borrower (or the Sponsors) and the Arrangers.

(b) The Borrower agrees to pay to the Administrative Agent the fees of the Administrative Agent in the amounts and on the dates as set forth in any fee agreements between the Borrower (or the Sponsors) and the Administrative Agent and to perform any other obligations contained therein.

2.6 Optional Prepayments. The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans under this Section 2.6 shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.7 Mandatory Prepayments. (a) Unless the Required Lenders and the Borrower shall otherwise agree and except as set forth in the proviso below, if on any date the Borrower shall receive Net Cash Proceeds from any sale by the Borrower of any Common Units (including any Common Units arising from the conversion of Subordinated Units into Common Units), or Subordinated Units or from any redemption by MMP of any Interests, subject to the provisions of Section 2.13(c), on the third Business Day after receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the lesser of (i) 50% of such Net Cash Proceeds and (ii) such amount so that after giving effect to the prepayment of the Loans by such amount, the Borrower Leverage Ratio, calculated on a pro forma basis after giving effect to any such sale or redemption and prepayment, is less than 4.50 to 1.0; provided, however, that if the Borrower shall receive Net Cash Proceeds from the offering and sale of Common Units at a price of not less than $46.00 per Common Unit during the period beginning on the Closing Date and ending December 31, 2005, the Borrower shall not be required to use the first $100,000,000 of such Net Cash Proceeds to prepay the Loans.

(b) Unless the Required Lenders and the Borrower shall otherwise agree, if, for any fiscal quarter of the Borrower (or, in the case of the initial period, the period commencing with the Closing Date and ending on December 31, 2004), there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Loans shall be prepaid by an amount equal to the Excess Cash Flow Percentage of such Excess Cash Flow. Subject to the provisions of Section 2.13(c), each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”), in the case of prepayments in respect of the first three quarters of a fiscal year, no later than fifty-five (55) days after the end of such fiscal quarter and, in the case of prepayments in respect of the fourth quarter of a fiscal year, no later than one hundred (100) days after the end of such fiscal quarter.

2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled maturity date of the Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled maturity date of the Loans, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.9 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13 Pro Rata Treatment and Payments. (a) The borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Loan Percentages of the Lenders.

(b) Each payment (including each prepayment) of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders, and each prepayment of the Loans shall be applied to the installments of the Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Loans may not be reborrowed.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans; provided, that, notwithstanding anything to the contrary set forth in Sections 2.7(a) or 2.7(b), any amounts required to be prepaid pursuant to either Section 2.7(a) or 2.7(b) in excess of the amount required to prepay all outstanding Base Rate Loans shall not be required to be applied to prepay Eurodollar Loans until the first day after the specified payment date for such prepayment on which such payment can be made without causing any amounts to be payable pursuant to Section 2.16 in connection with such prepayment; provided, however, that the payment deadlines set forth in Sections 2.7(a) or 2.7(b) shall not be extended in respect of any prepayment of Eurodollar Loans as provided in the foregoing proviso if the Lenders shall waive their right to receive the amounts payable pursuant to Section 2.16 in connection with any such prepayment.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall, in the discretion of the Administrative Agent, be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of the Loans available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Closing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the relevant Agent or Lender. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender; provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(e) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as it is no longer unlawful to make or maintain Eurodollar Loans and

(b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.17.

2.19 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a) or gives a notice of illegality pursuant to Section 2.17 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a) or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.17, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 (as though Section 2.16 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

3.1 Financial Condition. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2003, and the related consolidated statement of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at March 31, 2004, June 30, 2004 and September 30, 2004 and the related unaudited consolidated statements of income and cash flows for the periods ended on such dates, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments and without the requirement of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except for the Borrower’s obligations under Section 1.3(e) of the Purchase Agreement and its obligations under the New Omnibus Agreement, the Borrower does not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are material and that are not reflected in the most recent financial statements or the notes attached thereto. Except for the Disposition of Common Units, during the period from December 31, 2003 to and including the date hereof there has been no Disposition by the Borrower GP, the Borrower and the Borrower’s Subsidiaries of any material part of their respective businesses or Properties.

(b) The audited consolidated balance sheets of MMP and its consolidated Subsidiaries as at December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of MMP and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of MMP and its consolidated Subsidiaries as at March 31, 2004, June 30, 2004 and September 30, 2004, and the related unaudited consolidated statements of income and cash flows for the periods ended on such dates, present fairly in all material respects the consolidated financial condition of MMP and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 3.1(b), MMP and MMP’s Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are material and that are not reflected in the most recent financial statements (or the notes attached thereto) referred to in this Section 3.1(b). During the period from December 31, 2003 to and including the date hereof there has been no Disposition by the General Partner, MMP and MMP’s Subsidiaries of any material part of their respective businesses or Properties.

3.2 No Change. Since December 31, 2003, there has not been any event or condition that has had, or is reasonably expected to have, a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, and all governmental licenses, authorizations, permits, consents and approvals, to own and operate its Property, to lease the Property it operates as lessee and to conduct its business as now conducted, except where the failure to have such licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect, (c) is duly qualified to do business as a foreign organization and is in good standing under the laws of each jurisdiction where the character of the Property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and (d) is in compliance with all Requirements of Law, all Material Agreements and its organizational or other governing documents except, in the case of clauses (c) and (d) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that this Section 3.3 does not address any of the matters otherwise addressed in Section 3.8, 3.9, 3.10, 3.13 or 3.17.

3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to enter into the Loan Documents, to carry out its obligations hereunder and thereunder and to borrow hereunder. The Borrower has taken all necessary limited partnership action to authorize the execution, delivery and performance of the Loan Documents and to authorize the borrowings on the terms and conditions of this Agreement. No material consent, approval or authorization of, filing, registration or qualification with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the repayment and termination of the Existing Credit Agreement, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except the filings referred to in the Collateral Agreement. Each Loan Document has been duly executed and delivered on behalf of the Borrower. Each Loan Document constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof does not and will not (i) violate or conflict with any Requirement of Law, any Material Agreement or any organizational or other governing document of the Borrower or any of its Subsidiaries, (ii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under, any Contractual Obligation of the Borrower or any of its Subsidiaries which, in the case of any Subsidiaries, could, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in, or require the creation or imposition of any Lien upon, any Property of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law, any such Material Agreement, any such organizational or other governing document, or any such Contractual Obligation (other than the Liens created by the Security Documents), or (iv) result in the cancellation, modification, revocation or suspension of any License. No Requirement of Law, Material Agreement, organizational or other governing document or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6 No Material Litigation. There are no judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings (“Legal Proceedings”) of or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened by or against or involving the Borrower or any of its Subsidiaries or against any of their respective Property (a) with respect to the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. There is no order, judgment, injunction or decree of any Governmental Authority outstanding against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) or (b).

3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries owns valid and defensible title to, or holds a valid leasehold interest in, or a right-of-way or easement through, all real property used or necessary for the conduct of the business of the Borrower and its Subsidiaries as it is presently conducted, except to the extent that the failure to own valid and defensible title to, or to hold a valid leasehold interest in, or right of way or easement through, all such real property could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of its other Property (excluding Intellectual Property), and all of its Property (excluding Intellectual Property) is owned or leased free and clear of all Liens, except Permitted Liens and Liens permitted by the MPL Note Purchase Agreement and the MMP Credit Agreement. Notwithstanding the foregoing, with respect to rights-of-way and easements, the Borrower represents only that each of the Borrower and its Subsidiaries has sufficient title thereto to enable it to conduct its business as presently conducted.

3.9 Intellectual Property. Except as would not be likely to have a Material Adverse Effect, the Borrower and its Subsidiaries own all rights, titles and interests in and to, or have a valid and enforceable license or other right of use to use lawfully, all Intellectual Property used by each of the Borrower and its Subsidiaries in connection with its business, free and clear of all Liens, except Permitted Liens and liens permitted by the MPL Note Purchase Agreement and the MMP Credit Agreement. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any Person. To the knowledge of the Borrower, no person has infringed or otherwise violated the Intellectual Property of the Borrower or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not alter, impair or extinguish any Intellectual Property of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, there are no agreements, judicial orders or settlement agreements which limit or restrict the Borrower’s or any of its Subsidiaries’ rights to use any Intellectual Property in the business of the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property.

3.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed, other than those tax returns the failure of which to file would not have a Material Adverse Effect, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, except for Liens for current taxes not yet due and payable or for taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

3.11 Federal Regulations. The use by the Borrower of part of the proceeds of the Loans for the purpose of purchasing any Interests that constitute “margin stock”, within the meaning of such quoted term under Regulation U, does not violate Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

3.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code, but excluding any such failure that could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor

any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock of such Subsidiary owned by the Borrower or by any Subsidiary of the Borrower.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 3.15.

3.16 Use of Proceeds. The proceeds of the Loans shall be used to (a) repay all amounts outstanding under the Existing Credit Agreement in connection with the termination thereof, (b) pay the Special Dividend and (c) pay related fees and expenses incurred in connection herewith and therewith.

3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (after taking into account any insurance or indemnification available to pay any liability, loss, cost or expense arising with respect to such exception):

(a) (i) The Borrower and its Subsidiaries, their respective operations, activities and Property are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained, currently maintain and are, and within the period of all applicable statutes of limitation have been, in compliance with all Environmental Permits for any of their operations, activities or for any Property owned, leased or otherwise operated by any of them; and (iii) each of the Borrower and its Subsidiaries reasonably believes that each of their Environmental Permits will be timely renewed. No appeal nor any other Legal Proceeding is pending to revoke any such Environmental Permit, nor, to the knowledge of the Borrower, threatened, and to the knowledge of the Borrower, no facts or circumstances exist that if unabated would reasonably be expected to result in any Environmental Permit being revoked, rescinded or withdrawn, or not being renewed or reissued on substantially the same terms.

(b) There are no Materials of Environmental Concern present in, at, on, under, beneath or in any Property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) in amounts or concentrations that could reasonably be expected to (i) result in liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law or costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries. For the avoidance of doubt, it is understood that the Borrower and/or its Subsidiaries are in the business of transporting by pipeline, handling and storing products that are included within the definition of “Materials of Environmental Concern”, and it is agreed that the transportation of products by, and entirely contained in, pipelines, storage tanks and related equipment in accordance with all applicable Environmental Laws and without releases or threatened releases to the environment is not, in and of itself, a condition that breaches any of the representations and warranties in this Section 3.17(b).

(c) There are no writs, injunctions, decrees, orders or judgments outstanding or any Legal Proceedings pending (including any notice of violation or alleged violation) or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries or the activities, operations or Property of the Borrower or any of its Subsidiaries relating to (i) their compliance with any Environmental Law, or (ii) the release, disposal, discharge, spill, treatment, storage or recycling of Materials of Environmental Concern.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or has received written notification that it has any liability under any Environmental Law or is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any currently effective consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the

Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower concerning the Borrower, the General Partner, MMP or its Subsidiaries, or its or their respective Properties, business or condition (financial or otherwise) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, in MMP’s SEC filings or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Collateral Agreement. The Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when a financing statement in appropriate form is filed in the office of the Secretary of State of the State of Delaware (which financing statement has been duly completed and delivered to the Administrative Agent), the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person.

3.20 Solvency. The Borrower is, and after giving effect to the repayment and termination of the Existing Credit Agreement, the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

3.21 Existing Indebtedness. (a) The Borrower and its Subsidiaries do not have any material outstanding Indebtedness, except (i) as set forth in the financial statements referred to in Section 3.1 hereof and (ii) as set forth in Schedule 3.21.

(b) The Borrower and its Subsidiaries are not in default and no waiver of default is currently in effect in the payment of any principal of, or interest on, any material outstanding Indebtedness of the Borrower or any of its Subsidiaries, and no event or condition exists with respect to any material outstanding Indebtedness of the Borrower and its Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Loans. The agreement of each Lender to make its Loan on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b) Termination of Existing Credit Agreement. All Indebtedness outstanding under the Existing Credit Agreement shall have been repaid or concurrently repaid with the proceeds of the Loans on the Closing Date, together with all interest thereon and other amounts owing in respect thereof, all commitments thereunder shall have been cancelled and such agreement shall have been terminated.

(c) Capital Contribution Agreement. The Administrative Agent shall have received the Capital Contribution Agreement, executed and delivered by each of the Sponsors, Randolph Street Partners and Schwerin Company.

(d) Approvals. All material governmental and third party approvals, if any, necessary in connection with the financing contemplated hereby shall have been duly obtained and shall be in full force and effect.

(e) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of the Loans and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and the Interests, and such search shall reveal no liens on any of the assets of the Borrower or on the Interests, except for liens permitted by the Loan Documents or liens to be discharged on or prior to the Closing Date pursuant to Uniform Commercial Code termination statements in form and substance satisfactory to the Agents and Lenders, which Uniform Commercial Code termination statements shall be delivered to the Administrative Agent on the Closing Date, together with all necessary authorizations to file such termination statements.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of limited partnership of the Borrower certified by the Secretary of State of the State of Delaware, and (ii) a long form good standing certificate of the Borrower from the State of Delaware.

(h) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of each of (i) Vinson & Elkins L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1 and (ii) Lonny Townsend, general counsel of the Borrower, substantially in the form of Exhibit E-2, in each case, covering such matters relating to the Borrower, the Loan Documents and this Agreement as the Administrative Agent shall reasonably request.

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.

(j) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date.

(k) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans to be made on the Closing Date.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall:

5.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 5 days after the date on which MMP is required, under the Exchange Act, to file its Annual Report on Form 10-K with the SEC, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 5 days after the date on which MMP is required, under the Exchange Act, to file its Annual Report on Form 10-K with the SEC, a copy of the unaudited consolidating balance sheet of the Borrower as at the end of such year and the related unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, certified by a Responsible Officer as being fairly stated in all material respects;

(c) as soon as available, but in any event within 5 days after the date on which MMP is required, under the Exchange Act, to file its Annual Report on Form 10-K with the SEC,

a copy of the audited consolidated balance sheet of MMP and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR);

(d) as soon as available, but in any event not later than 5 days after the date on which MMP is required, under the Exchange Act, to file its Quarterly Report on Form 10-Q with the SEC for each of the first three quarterly periods of each fiscal year of MMP, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects subject to normal year-end audit adjustments;

(e) as soon as available, but in any event not later than 5 days after the date on which MMP is required, under the Exchange Act, to file its Quarterly Report on Form 10-Q with the SEC for each of the first three quarterly periods of each fiscal year of MMP, the unaudited consolidating balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(f) as soon as available, but in any event not later 5 days after the date on which MMP is required, under the Exchange Act, to file its Quarterly Report on Form 10-Q with the SEC for each of the first three quarterly periods of each fiscal year of MMP, the unaudited consolidated balance sheet of MMP and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects subject to normal year-end audit adjustments (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), (b) and (c), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements delivered pursuant to Section 5.1(a) and Section 5.1(d), a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, (i) a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) and (ii) a detailed “stand-alone” budget for the following fiscal year (including a projected “stand-alone” balance sheet of the Borrower as of the end of the following fiscal year, and the related “stand-alone” statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant adverse revisions, if any, of each such budget with respect to such fiscal year (collectively, the “Borrower Projections”), which Borrower Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Borrower Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Borrower Projections are incorrect or misleading in any material respect;

(d) as soon as available, and in any event no later than 45 days after the end of each fiscal year of MMP, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of MMP and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant adverse revisions, if any, of such budget with respect to such fiscal year (collectively, the “MMP Projections”), which MMP Projections shall in each case be accompanied by a certificate of a Responsible

Officer stating that such MMP Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such MMP Projections are incorrect or misleading in any material respect

(e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Material Agreement, the MMP Credit Agreement, the MPL Note Purchase Agreement or the MMP Indenture;

(f) within five days after the same are sent, copies of all financial statements and reports (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR) that the Borrower or MMP sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower or MMP may make to, or file with, the SEC (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR);

(g) promptly, such additional financial and other information regarding the operations, business affairs and condition (financial or otherwise) or prospects of the Borrower as the Administrative Agent may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required by GAAP with respect thereto have been provided on the books of the Borrower.

5.4 Conduct of Business and Maintenance of Existence, etc. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Requirements of Law, Material Agreements and its organizational and other governing documents, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and with its independent certified public accountants.

5.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or an indemnification from a Solvent indemnitor, (ii) in which injunctive or similar relief is sought, which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document or any Material Agreement;

(d) the following events, as soon as reasonably practicable and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any event or condition that has had or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and make reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives having the force of law of all Governmental Authorities regarding Environmental Laws.

5.9 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization.

5.10 Cash Distributions. Subject to the limitations set forth in Section 6.07 of the General Partner LLC Agreement, exercise all rights and powers under the General Partner LLC Agreement to regularly (and in any event within five Business Days after receipt thereof by the General Partner) cause any cash held by the General Partner to be distributed to the Borrower.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and, in the case of Sections 6.14 and 6.18, shall not permit the General Partner to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Borrower Leverage Ratio. Permit the Borrower Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Period	Borrower Leverage Ratio
March 31, 2005	8.00 to 1.0
June 30, 2005	7.75 to 1.0
September 30, 2005	7.50 to 1.0
December 31, 2005	7.25 to 1.0
March 31, 2006 to June 30, 2006	7.00 to 1.0
September 30, 2006	6.75 to 1.0
December 31, 2006 to June 30, 2007	6.50 to 1.0
September 30, 2007	6.25 to 1.0
December 31, 2007 to September 30, 2008	6.00 to 1.0
December 31, 2008 to September 30, 2009	5.75 to 1.0
December 31, 2009 and thereafter	5.50 to 1.0

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Period	Interest Coverage Ratio
March 31, 2005 to December 31, 2005	2.00 to 1.0
March 31, 2006 to June 30, 2006	2.25 to 1.0
September 30, 2006 and thereafter	2.50 to 1.0

6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower pursuant to any Loan Document; and

(b) additional unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

(f) Liens created pursuant to the Security Documents; and

(g) any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased.

6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or sell any of the Interests to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business; and

(b) the Disposition of Common Units or Subordinated Units for consideration consisting entirely of cash and in a transaction with a Person or Persons not constituting an Affiliate of the Borrower.

6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower (collectively, “Restricted Payments”), except that:

(a) the Borrower may make Restricted Payments to the Borrower GP in order to reimburse the Borrower GP in respect of the operating expenses of the Borrower GP in an aggregate amount not exceeding $400,000 in any fiscal year;

(b) so long as no Default or Event of Default shall have occurred and be continuing, with respect to any period in which the Borrower qualifies as a partnership for U.S. federal and state income tax purposes, the Borrower may make ratable annual cash tax distributions to the holders of the Capital Stock of the Borrower in an amount not to exceed the U.S. federal and state taxable income of the Borrower allocated to such holders for such period, multiplied by the highest combined federal, state and local individual income tax rate (assuming that the Borrower is an individual resident in New York City, New York) in effect for such period;

(c) the Borrower may make Restricted Payments in any fiscal quarter with (i) the portion of Excess Cash Flow in respect of previous fiscal quarters not required to be applied pursuant to Section 2.7(b) to prepay the Loans and not previously distributed, (ii) the portion of the Net Cash Proceeds from the sale of any Common Units (including any Common Units arising from the conversion of Subordinated Units into Common Units) or Subordinated Units or from any redemption by MMP of any Interests, in each case, not required to be applied pursuant to Section 2.7(a) to prepay the Loans and (iii) an aggregate amount equal to the cash on hand at the Borrower on the Closing Date;

(d) so long as no Default or Event of Default shall have occurred and be continuing before and after giving effect thereto, the Borrower may purchase the Borrower’s or MMP’s Capital Stock or any options thereon from present or former officers or employees of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payment under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any Capital Stock and options thereon so purchased) shall not exceed $2,000,000 in any fiscal year; and

(e) the Borrower may pay the Special Dividend in an aggregate amount not to exceed $160,000,000 with the portion of the proceeds of the Loans not required for the repayment of the Existing Credit Agreement and the payment of fees and expenses incurred in connection herewith or therewith.

6.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower in the ordinary course of business not exceeding $1,000,000 in any fiscal year, provided, however, that if the Borrower shall make any investments in the General Partner pursuant to Section 6.8(d)(iii) in any fiscal year, the aggregate amount permitted to be expended by the Borrower for Capital Expenditures under this Section 6.7 shall be reduced by the amount of such investments, and in no event shall the amounts expended pursuant to this Section 6.7 and pursuant to Section 6.8(d)(iii) exceed $1,000,000 in any fiscal year.

6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) investments in Cash Equivalents;

(b) loans and advances to employees of the Borrower or MMP in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and for the purchase of Capital Stock of the Borrower) that are not reimbursable to the Borrower by MMP or any of its Subsidiaries and in an aggregate amount for the Borrower not to exceed $500,000 at any one time outstanding;

(c) Investments by the Borrower in the General Partner or in MMP made solely with the proceeds of capital contributions provided to the Borrower by the Borrower GP, the Sponsors, Schwerin Company or Randolph Street Partners;

(d) Investments by the Borrower in the General Partner to fulfill its obligations under Section 5.2 of the MMP Partnership Agreement to maintain a capital account equal to at least 2% of the total of all capital accounts of MMP, but only to the extent that such Investments are made (i) with the portion of Excess Cash Flow not required to be applied pursuant to Section 2.7(b) to prepay the Loans, (ii) with the portion of the Net Cash Proceeds from the sale of any Common Units (including any Common Units arising from the conversion of Subordinated Units into Common Units), or Subordinated Units or from any redemption by MMP of any Interests, in each case, not required to be applied pursuant to Section 2.7(a) to prepay the Loans or (iii) in an aggregate amount not exceeding $1,000,000 in any fiscal year, provided, however, that if the Borrower shall make any Capital Expenditures pursuant to Section 6.7 in any fiscal year, the aggregate amount permitted to be invested by the Borrower under this Section 6.8(d)(iii) shall be reduced by the amount of such Capital Expenditures, and in no event shall the amounts expended pursuant to this Section 6.8(d)(iii) and pursuant to Section 6.7 exceed $1,000,000 in any fiscal year;

(e) Investments in trade receivables made in the ordinary course of business;

(f) to the extent constituting Investments, any Excess G&A Obligations;

(g) to the extent constituting Investments, the indemnity payments required to be made by the Borrower pursuant to Section 1.3(e) of the Purchase Agreement; and

(h) to the extent constituting Investments, any non-cash capital contributions related to Indemnified Environmental Expenses.

6.9 Change in Equity Structure. Amend, modify, waive or otherwise change, or correct or agree to any amendment, modification, waiver or other change to its certificate of limited partnership or certificate of formation, as the case may be, or the Borrower Partnership Agreement or the General Partner LLC Agreement, as the case may be, in any respect materially adverse to the Agents or the Lenders.

6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction (a) is otherwise permitted under this Agreement or is otherwise entered into pursuant to the New Omnibus Agreement, the ATLAS Software License Agreement, the Services Agreement or the Building Lease, (b) except for the transactions pursuant to the New Omnibus Agreement, the ATLAS Software License Agreement, the Services Agreement or the Building Lease, is in the ordinary course of business of the Borrower and (c) is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

6.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower to create,

incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.14 Limitation on Restrictions on General Partner Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the General Partner to (a) make Restricted Payments in respect of the Capital Stock of the General Partner held by, or pay any Indebtedness owed to, the Borrower, (b) make Investments in the Borrower or (c) transfer any of its assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions existing in the MMP Partnership Agreement, the General Partner LLC Agreement, the MMP Credit Agreement, the MPL Note Purchase Agreement or the MMP Indenture.

6.15 Limitation on Lines of Business. Enter into any business except for those businesses in which the Borrower is engaged on the date of this Agreement or that are reasonably related thereto.

6.16 Limitation on Amendments to Purchase Agreement. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to Purchase Agreement (other than the documents referred to in Section 6.17) such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Borrower or the Lenders with respect thereto.

6.17 Limitation on Amendments to Certain Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the ATLAS Software License Agreement, the Guaranty and Covenant Agreement, the New Omnibus Agreement or the Capital Contribution Agreement in any manner that would increase, in any material respect, the amounts payable by the Borrower thereunder or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the ATLAS Software License Agreement, the Guaranty and Covenant Agreement, the New Omnibus Agreement or the Capital Contribution Agreement, except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

6.18 Limitation on Activities of the General Partner. In the case of the General Partner, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the general partnership interests in MMP and its obligations as general partner of MMP as set forth in the MMP Partnership Agreement, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, including obligations incurred by MMP to the extent such obligations become obligations of the General Partner in its capacity as general partner of MMP, (ii) obligations with respect to its Capital Stock and (iii) obligations to pay for its ordinary course expenses, or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents (other than cash received in connection with dividends made by MMP pending application in the manner contemplated by Section 5.10 and Section 6.6 and Cash Equivalents arising from investment of such cash pending such application)) other than the ownership of the Capital Stock of MMP and other than fulfilling its obligations as general partner of MMP as set forth in the MMP Partnership Agreement.

6.19 Limitation on Activities of the Borrower. In the case of the Borrower, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of MMP and the General Partner, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents, (iii) obligations with respect to its Capital Stock, (iv) obligations to pay the wages, benefits and other similar expenses of its employees, (v) obligations arising under the Material Agreements, the Services Agreement and the Building Lease, (vi) obligations to pay for its ordinary course expenses (including, any accountant and legal expenses) up to $1,500,000 per fiscal year and (vii) as expressly permitted by the Loan Documents, or (c) own, lease, manage or otherwise operate any properties or assets other than the ownership of the Capital Stock of MMP and the General Partner and cash and Cash Equivalents and other than those incidental to its ownership of the Capital Stock of the General Partner and MMP and the performance of its obligations hereunder and under the Material Agreements, the Building Lease and the Services Agreement.

6.20 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Section 5.4(a)(i), Section 5.7(a) or Section 6 of this Agreement, or in Section 5.3(a) of the Collateral Agreement; or

(d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Borrower or the Borrower GP shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) The Borrower or any of its Subsidiaries or the Borrower GP shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries or the Borrower GP shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries or the Borrower GP any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries or the Borrower GP any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries or the Borrower GP shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries or the Borrower GP shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any material provision of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect, or the Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) Any Change of Control shall occur; or

(k) (i) Any Sponsor shall fail to make any capital contribution required by the terms of the Capital Contribution Agreement when due thereunder and such failure shall not have been remedied by such Sponsor or the other Sponsor within the time period specified in Section 2.1(c) of the Borrower Partnership Agreement, or to comply with any other obligation of the Sponsors thereunder when due or (ii) the Capital Contribution Agreement shall cease to be in full force and effect, or either Sponsor shall so assert, in either case, prior to the date that all capital contributions required to be made thereunder have been made; or

(l) At the time any of the Borrower’s Subsidiaries incurs any Indebtedness, and after giving pro forma effect to the incurrence of such Indebtedness, the MMP Consolidated Net Leverage Ratio shall equal or exceed 4.75 to 1.0; or

(m) MMP or any of its Subsidiaries shall default in the observance or performance of any covenant or agreement contained in any loan agreement, mortgage, indenture or instrument (including the MMP Credit Agreement, the MPL Note Purchase Agreement or the MMP Indenture) under which there may be issued or by which there may be secured or evidenced any Indebtedness (including any Guarantee Obligation) by MMP or any of its Subsidiaries, whether such Indebtedness now exists or is created after the date of this Agreement, which default has caused or resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity (or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable) or to become subject to a mandatory offer to purchase by the obligor under any such loan agreement, mortgage, indenture or instrument and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates to $25,000,000 or more; or

(n) MMP or any of its Subsidiaries shall, unless the Required Lenders shall have otherwise agreed in writing, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any of the terms and conditions of the MMP Credit Agreement, the MPL Note Purchase Agreement or the MMP Indenture in any respect materially adverse to the Agents or the Lenders; or

(o) The Borrower GP shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the general partnership interests in the Borrower and its obligations as general partner of the Borrower as set forth in the Borrower Partnership Agreement, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, including obligations of the Borrower to the extent such obligations become obligations of the Borrower GP in its capacity as general partner of the Borrower, (B) obligations with respect to its Capital Stock and (C) obligations to pay for its ordinary course expenses, or (iii) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of the Borrower and other than fulfilling its obligations as general partner of the Borrower as set forth in the Borrower Partnership Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or the Borrower GP, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

8.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Loan Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Loan Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens contemplated by Section 9.15.

8.11 The Arrangers and the Syndication Agent. Neither the Arrangers nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall either of them incur any liability, under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral under the Collateral Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Section 8 without the consent of any Agent directly affected thereby;

(iv) amend, modify or waive any provision of Section 2.13(a) or 2.13(b) without the consent of each Lender directly affected thereby; or

(v) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) without the consent of the Lenders or the Administrative Agent (x) to add an additional term loan facility to this Agreement in an aggregate amount not to exceed $75,000,000 and to permit the loans outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such term loan facility in any determination of the Required Lenders so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) after giving effect to the incurrence of such Indebtedness, the Borrower Leverage Ratio shall not exceed 4.50 to 1.0.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Magellan Midstream Holdings, L.P.
c/o Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
Attention: Chief Financial Officer
Telecopy: 918-574-7003
Telephone: 918-574-7004

with copies to:

Magellan Midstream Holdings, L.P.
c/o Madison Dearborn Capital Partners IV, L.P.
70 West Madison Street, Suite 3800
Chicago, Illinois 60602

and

Magellan Midstream Holdings, L.P.
c/o Carlyle Riverstone Global Energy and Power Fund II, L.P.
c/o Riverstone Holdings LLC
712 Fifth Avenue, 51st Floor
New York, New York 10019

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue, 16th floor
New York, New York 10019
Attention: Michelle Rosolynsky
Telecopy: 212-526-6643
Telephone: 212-526-6590

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Arrangers and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, the charges of IntraLinks and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Agents for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by the Borrower in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, the Arrangers, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee and the Borrower shall have no obligation under clause (d) with respect to any cost, expense, fee or disbursement to the extent that such cost, expense, fee or disbursement is otherwise contemplated by any of clauses (a), (b) and (c) of this Section 9.5 to be the obligation of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons, other than as a result of such Indemnitee’s gross negligence or willful misconduct, of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Chief Financial Officer (Telephone No (918) 574-7004) (Fax No. (918) 574-7003), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 with respect to the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, any Agent or any affiliate, Approved Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower or Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than to any Lender or any affiliate, any Agent or any affiliate, Approved Fund or Control Investment Affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000, and, after giving effect thereto, the Assignor shall hold Loans in an aggregate principal amount of not less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), in each case, unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.14, 2.15 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Approved Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Approved Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Loan upon request, a new Note to the order of the Assignor in an amount equal to the Loan retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. In the event that the consent of all or any portion of the Lenders is required pursuant to any provision of any Loan Document at a time when any Loan is held by any SPC, such SPC and the Granting Lender that would otherwise have been obligated to make such Loan shall agree between themselves as to which of them shall be entitled to grant or withhold any consent applicable to such Loan, and the other parties to the Loan Documents shall be entitled to rely conclusively on the advice of such Granting Lender as to which of such Granting Lender or such SPC is entitled to grant or withhold such consent. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, and in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the Borrower, the Arrangers, the Agents and the Lenders.

9.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors that have been made aware of the confidential nature of such information and instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

9.15 Release of Collateral.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral.

9.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the

Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

9.18 Limitation of Recourse. There shall be full recourse to the Borrower and all of its assets and properties for the liabilities of the Borrower under this Agreement and the other Loan Documents, but, subject to the provisions of the following sentence, in no event shall the general partner of the Borrower be personally liable or obligated for such liabilities and obligations of the Borrower under the Loan Documents. Nothing in the immediately preceding sentence shall limit or be construed to release the general partner of the Borrower from liability for its fraudulent actions, willful misconduct or misappropriation of funds, or from any of its obligations or liabilities under any agreement executed by the general partner of the Borrower in its individual capacity in connection with any Loan Document or limit or impair the exercise of remedies with respect to any Collateral. The provisions of this Section shall survive the termination of this Agreement.

9.19 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.20 Separateness. The Lenders acknowledge (i) the separateness of the Borrower, the General Partner and MMP from each other and from other Persons, (ii) that the lenders and noteholders under the MMP Credit Agreement, the MPL Note Purchase Agreement and the MMP Indenture have advanced funds thereunder in reliance upon the separateness of the Borrower, the General Partner and MMP from each other and from other Persons, (iii) that each of the Borrower, the General Partner and MMP have assets and liabilities that are separate from those of each other and from those of other Persons, (iv) that the Obligations owing under the Loan Documents are obligations and liabilities of the Borrower only and are not the obligations or liabilities of the General Partner, MMP or any of their respective Subsidiaries, and have not been guaranteed by the General Partner, MMP or any of their respective Subsidiaries, and (v) that the Lenders shall look solely to the Borrower and its Property for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any Obligations owing to the Lenders under the Loan Documents and that none of the General Partner, MMP or any of their respective Subsidiaries shall be personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.

9.21 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Management, LLC, its general partner

By:
Name: John D. Chandler
Title: Chief Financial Officer

LEHMAN BROTHERS INC., as Arranger

By:
Name:
Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P., as Arranger

By:
Name:
Title: Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent

By:
Name:
Title: Authorized Signatory

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:
Name:
Title: Authorized Signatory